UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 22, 2008
ENCISION INC.
(Exact name of registrant as specified in its charter)
Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6797 Winchester Circle, Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(303) 444-2600

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Effective October 22, 2008, George A. Stewart resigned as a director of Encision Inc. (the “Company”). Mr. Stewart resigned for personal reasons and did not resign because of a disagreement with the Company’s management or on any matter relating to its operations, polices or practices.

Effective October 22, 2008, Ruediger Naumann-Etienne was appointed to serve as a director of the Company. The Company’s Board of Directors (the “Board”) has not yet determined the committee or committees of the Board, if any, on which Mr. Naumann-Etienne will serve.

[Mr. Naumann-Etienne has been the General Partner of Intertec Healthcare Partners, a fund investing in medical companies since 2006. The fund currently owns 10.1% of the Company’s shares. Since 1989 he has also been the owner and Managing Director of Intertec Group, an investment company specializing in the medical technology field. Intertec Group has successfully implemented growth strategies for OEC Medical Systems, Laserscope, Quinton Instruments and Cardiac Science. Since 2006 he has been Chairman of Cardiac Science having previously served as the Chairman of a predecessor company, Quinton Instruments, from 2000 to 2005. He was also CEO of Quinton Instruments from 2000 to 2003. From 1993 until 1996 he was Chairman of OEC Medical Systems and CEO of the same company from 1995 to 1997. Mr. Naumann-Etienne is also a director of Bio-Rad Laboratories and Varian Medical Systems.]

There are no understandings or arrangements between Mr. Naumann-Etienne and any other person pursuant to which he was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC. (Registrant)

Date October 24 , 2008	By:	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller Principal Accounting Officer